EXHIBIT 11
DEL ELECTRONICS CORP. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS ENDED OCTOBER 28, 1995
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

                                                                        Fully
                                                        Primary        Diluted
Reconciliation of net income per statement of income to amount used in earnings per share computation:

Net income                                            $  529,566      $  529,566

Assumed reduction of - Interest on short-term debt,
         debt tax effect on application of
         assumed proceeds from exercise of options
         subject to limitations under the Modified
         Treasury Stock method                            22,626          22,626
                                                      ----------      ----------

Net income, as adjusted                               $  552,192      $  552,192
                                                      ==========      ==========

Reconciliation of weighted average number of shares outstanding to amount used in earnings per share computation:

Weighted average number of shares outstanding          4,196,864       4,196,864

Add - shares issuable from assumed exercise of
options subject to limitations under the Modified
Treasury Stock method                                  1,031,386       1,031,386
                                                      ----------      ----------

         Weighted average number of shares
         outstanding as adjusted                       5,228,250       5,228,250
                                                      ==========      ==========

         Net income per common share                  $      .11      $      .11
                                                      ==========      ==========

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The Company utilized the Modified Treasury Stock method for computing net income per common share. Under this method, the funds obtained by the assumed exercise of all options and warrants were applied to repurchase common stock at the average market price but limited to an amount of repurchased shares to no greater than 20% of the then outstanding actual common shares. Any assumed funds still available after the repurchase of 20% of outstanding actual common shares were assumed to be utilized to reduce the existing short-term debt. The adjustment to net income has been shown net of tax effect of 30%.
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